Exhibit 99.1

China Automotive Systems Reports

2015 Second QUARTER FINANCIAL RESULTS

WUHAN, China, August 13, 2015 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the second quarter and six months ended June 30, 2015.

Second Quarter 2015 Highlights

•	Net sales were $109.2 million, compared to $115.5 million in the second quarter of 2014;

•	Gross margin was 20.0%, compared to 18.7% in the second quarter of 2014;

•	Operating margin was 7.6%, compared to 14.3% in the second quarter of 2014. Excluding a one-time gain on the sale of land use rights (non-GAAP measurement), the operating margin would have been 7.8% in the second quarter of 2014;

•	Net income attributable to parent company’s common shareholders was $7.7 million, or diluted earnings per share of $0.24, compared to net income attributable to parent company’s common shareholders of $11.0 million, or diluted earnings per share of $0.39, in the second quarter of 2014. Excluding the one-time gain on the sale of land use rights, net income and diluted earnings per share would have been $5.9 million and $0.21 respectively in the second quarter of 2014;

•	Cash, cash equivalents and short-term investments were $108.6 million and $109.5 million as of June 30, 2015 and December 31, 2014, respectively.

First Six Months of 2015 Highlights

•	Net sales increased to $232.6 million, compared to $229.8 million in the first six months of 2014;

•	Gross profit increased to $43.5 million, compared to $42.9 million in the first six months of 2014; gross margin was 18.7% in the first six months of 2015, equivalent to the same period last year;

•	Operating margin was 7.6%, compared to 11.4% in the first six months of 2014. The operating margin in last year’s first six months benefitted from a gain in the sale of land use rights not present in the 2015 period. Excluding the one-time gain on the sale of land use rights, the operating margin would have been 8.2% in the first six months of 2014;

•	Diluted earnings per share attributable to parent company’s common shareholders was $0.50, compared to diluted earnings per share attributable to parent company’s common shareholders of $0.63 in the first six months of 2014. Excluding the one-time gain on the sale of land use rights, the diluted earnings per share would have been $0.45 in the first six months of 2014.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "We are pleased to report that sales were resilient in the face of headwinds in both the passenger and commercial vehicle markets in the second quarter of 2015. Our new products, especially electric power steering for the domestic market and steering products for North America, generated higher sales.

"Sales to North America accelerated by 15.2% compared to the same period last year. Our key customer, Chrysler, reported its 63rd consecutive month of year-over-year sales gains in June 2015. The Jeep® brand reported that June 2015 sales were the highest June sales in its history and it has achieved 21 consecutive months of year-over-year sale increases. The Jeep brand’s sales grew by 25% in June and Wrangler’s sales growth of 17% represented its best June sales ever. RAM® pickup truck sales increased by 1% in June, to its highest June sales in the last 11 years."

"We believe our strategy of focusing on new product development and penetration of foreign markets positions us to capture market share in multiple markets,” Mr. Wu concluded.

Mr. Jie Li, chief financial officer of CAAS, commented, “We continued to generate positive cash flow from operations of over $9.6 million in the second quarter of 2015 to enhance our financial strength. We are maintaining our leadership position in China as we expand our presence in North and South American markets. Our investment in research and development has led to new products that maintain and increase our market positions in China as we expand in overseas markets.”

Second Quarter of 2015

In the second quarter of 2015, net sales were $109.2 million, compared to $115.5 million in the same quarter of 2014. Net sales declined due to lower sales of domestic vehicles using the Company’s legacy hydraulic power steering, partially offset by higher sales to North America and sales of electric power steering ("EPS") units in China. Also, steering sales to the commercial vehicle market declined due to the economic slowdown in China and the effects of the implementation of the stricter National IV emission standards in 2015.

Gross profit increased to $21.8 million in the second quarter of 2015, compared to $21.6 million in the second quarter of 2014. The gross margin was 20.0% in the second quarter of 2015, versus 18.7% in the second quarter of 2014 and 17.6% in the first quarter of 2015. The gross margin increased mainly due to greater efficiencies driving unit cost lower.

Selling expenses decreased to $4.0 million in the second quarter of 2015, compared to $4.3 million in the second quarter of 2014. Selling expenses represented 3.7% of net sales in the second quarter of both 2015 and 2014. The decrease was mainly due to lower transportation expenses and reduced advertising costs.

General and administrative expenses (“G&A expenses”) were $3.8 million in the second quarter of both 2015 and 2014. G&A expenses represented 3.5% of net sales in the second quarter of 2015 compared to 3.3% in the second quarter of 2014.

Research and development expenses (“R&D expenses”) increased by 23.1% to $6.4 million in the second quarter of 2015, compared to $5.2 million in the second quarter of 2014. The increase in R&D expenses was mainly due to higher expenditures for the development of the Company’s EPS products, and included higher personnel-related expenses and mold improvement costs. R&D expenses represented 5.9% of net sales in the second quarter of 2015, compared to 4.5% in the second quarter of 2014.

Income from operations was $8.3 million in the second quarter of 2015, compared to $16.5 million in the same quarter of 2014. The decrease was primarily due to the lower gain on other sales related to a $7.5 million gain on the sale of land use rights recognized in the second quarter of 2014. Without the $7.5 million gain on sale of land use rights, income from operations for the second quarter of 2014 would have approximated $9.0 million. As a percentage of net sales, the operating margin was 7.6% in the second quarter of 2015, compared to 14.3% in the second quarter of 2014. Without the $7.5 million gain on sale of land use rights, operating margin for the second quarter of 2014 would have approximated 7.8%.

Net financial income in the second quarter of 2015 was $0.7 million compared with $0.5 million in the second quarter of 2014. The increase was mainly due to higher interest income from time deposits.

Income before income tax expenses and equity in earnings of affiliated companies was $9.2 million in the second quarter of 2015, compared to $16.6 million in the second quarter of 2014. The decrease of $7.4 million in the second quarter of 2015 was mainly due to the reduction in the gain on other sales related to the sale of land use rights in the second quarter of 2014.

•	Net income attributable to parent company’s common shareholders was $7.7 million in the second quarter of 2015, compared to net income attributable to parent company’s common shareholders of $11.0 million in the corresponding quarter of 2014. Diluted earnings per share were $0.24 in the second quarter of 2015, compared to diluted earnings per share of $0.39 in the second quarter of 2014. Excluding the one-time gain on the sale of land use rights, net income and diluted earnings per share would have been $5.9 million and $0.21 respectively in the second quarter of 2014. The weighted average number of diluted common shares outstanding increased by 14.5% to 32,138,438 in the second quarter of 2015, compared to 28,064,376 in the second quarter of 2014.

First Six Months of 2015

Net sales increased to $232.6 million in the first six months of 2015, compared to $229.8 million in the first six months of 2014. Six-month gross profit was $43.5 million, compared to $42.9 million in the corresponding period last year. Six-month gross margin was 18.7% in both 2015 and 2014. The gain on other sales of $2.4 million in the first six months of 2015 compared with $9.1 million in the 2014 period due to a gain of $7.5 million from the sale of land use rights in the second quarter of 2014. Income from operations was $17.6 million, compared to $26.3 million in the first six months of 2014. Without the gain from the sale of land use rights, income from operations would have approximated $18.8 million in the second quarter of 2014. Operating margin was 7.6%, compared to 11.4% for the corresponding period of 2014. Without the $7.5 million gain on sale of land use rights, operating margin for the first six months of 2014 would have approximated 8.2%.

Net income attributable to parent company’s common shareholders was $16.2 million in the first six months of 2015, compared to $17.8 million in the corresponding period in 2014. Diluted earnings per share were $0.50 in the first six months of 2015, compared to diluted earnings per share of $0.63 for the corresponding period in 2014. Excluding the one-time gain on the sale of land use rights, the diluted earnings per share would have been $0.45 in the first six months of 2014.

As of June 30, 2015, total cash, cash equivalents and short-term investments were $108.6 million, compared to $109.5 million as of December 31, 2014. Working capital increased to $205.8 million as of June 30, 2015, compared to $198.1 million as of December 31, 2014. Cash flow from operations was $14.5 million for the six months ended June 30, 2015. Total parent company stockholders' equity was $314.0 million as of June 30, 2015, compared to $298.2 million as of December 31, 2014.

Business Outlook

Management has revised its revenue guidance for the full year 2015 to be even with 2014 due to the China auto market slowdown. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on August 13, 2015 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

China Toll Free: +86-400-120-2840

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EDT on September 14, 2015. The dial-in details for the replay are:

U.S. Toll Free Number +1-877-660-6853

International dial-in number +1-201-612-7415

Use Conference ID “13616215” to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through its subsidiaries and Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 5.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 26, 2015, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: caas@grayling.com

(Tables Follow)

China Automotive Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	June 30, 2015	December 31, 2014
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$70,889	$68,505
Pledged cash deposits	32,810	33,633
Short-term investments	37,760	41,017
Accounts and notes receivable, net - unrelated parties	276,648	282,348
Accounts and notes receivable, net - related parties	27,003	22,760
Advance payments and others - unrelated parties	2,538	2,124
Advance payments and others - related parties	784	741
Inventories	67,794	64,419
Current deferred tax assets	7,334	7,078
Total current assets	523,560	522,625
Non-current assets:
Property, plant and equipment, net	83,027	82,466
Intangible assets, net	3,124	3,419
Other receivables, net - unrelated parties	1,825	1,619
Other receivables, net - related parties	19	76
Advance payment for property, plant and equipment - unrelated parties	8,481	6,755
Advance payment for property, plant and equipment - related parties	2,693	2,085
Long-term investments	6,380	4,575
Goodwill	646	645
Non-current deferred tax assets	5,458	4,896
Total assets	$635,213	$629,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$45,387	$43,988
Accounts and notes payable - unrelated parties	209,777	213,090
Accounts and notes payable - related parties	5,198	4,857
Customer deposits	1,224	1,885
Accrued payroll and related costs	5,963	7,554
Accrued expenses and other payables	35,296	35,429
Accrued pension costs	5,450	5,586
Taxes payable	8,331	11,557
Amounts due to shareholders/directors	380	380
Current deferred tax liabilities	165	189
Total current liabilities	317,171	324,515
Long-term liabilities:
Advances payable	3,708	6,156
Non-current deferred tax liabilities	302	321
Total liabilities	$321,181	$330,992

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of June 30, 2015 and December 31, 2014, respectively	$3	$3
Additional paid-in capital	64,522	64,522
Retained earnings
Appropriated	10,349	10,178
Unappropriated	195,434	179,435
Accumulated other comprehensive income	36,297	36,119
Treasury stock – 217,283 and 217,283 shares as of June 30, 2015 and December 31, 2014, respectively	(1,000)	(1,000)
Total parent company stockholders' equity	305,605	289,257
Non-controlling interests	8,427	8,912
Total stockholders' equity	314,032	298,169
Total liabilities and stockholders' equity	$635,213	$629,161

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended June 30,
	2015	2014
Net product sales, including $11,640 and $14,928 to related parties for the three months ended June 30, 2015 and 2014	$109,167	$115,476
Cost of products sold, including $5,630 and $7,461 purchased from related parties for the three months ended June 30, 2015 and 2014	87,374	93,893
Gross profit	21,793	21,583
Gain on other sales	713	8,226
Less: Operating expenses
Selling expenses	4,046	4,327
General and administrative expenses	3,787	3,776
Research and development expenses	6,413	5,180
Total operating expenses	14,246	13,283
Income from operations	8,260	16,526
Other income, net	271	139
Interest expense	(65)	(546)
Financial income, net	709	518
Income before income tax expenses and equity in earnings of affiliated companies	9,175	16,637
Less: Income taxes	1,645	3,126
Equity in earnings of affiliated companies	98	75
Net income	7,628	13,586
Net income (loss) attributable to non-controlling interests	(31)	2,580
Net income attributable to parent company’s common shareholders	$7,659	$11,006
Comprehensive income:
Net income	$7,628	$13,586
Other comprehensive income:
Foreign currency translation loss, net of tax	1,436	(25)
Comprehensive income	9,064	13,561
Comprehensive income attributable to non-controlling interests	34	2,576
Comprehensive income attributable to parent company	$9,030	$10,985

Net income attributable to parent company’s common shareholders per share

Basic –	$0.24	$0.39

Diluted-	$0.24	$0.39
Weighted average number of common shares outstanding
Basic	32,121,019	28,043,019
Diluted	32,138,438	28,064,376

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Six Months Ended June 30,
	2015	2014
Net product sales, including $19,939 and $26,738 to related parties for the six months ended June 30, 2015 and 2014	$232,610	$229,782
Cost of products sold, including $12,638 and $14,652 purchased from related parties for the six months ended June 30, 2015 and 2014	189,146	186,861
Gross profit	43,464	42,921
Gain on other sales	2,371	9,135
Less: Operating expenses
Selling expenses	7,670	7,369
General and administrative expenses	8,235	7,322
Research and development expenses	12,306	11,068
Total operating expenses	28,211	25,759
Income from operations	17,624	26,297
Other income, net	365	378
Interest expense	(540)	(824)
Financial income, net	1,463	1,010
Income before income tax expenses and equity in earnings of affiliated companies	18,912	26,861
Less: Income taxes	3,055	5,101
Equity in earnings of affiliated companies	164	137
Net income	16,021	21,897
Net income (loss) attributable to non-controlling interests	(150)	4,116
Net income attributable to parent company’s common shareholders	$16,171	$17,781
Comprehensive income:
Net income	$16,021	$21,897
Other comprehensive income:
Foreign currency translation loss, net of tax	161	(2,422)
Comprehensive income	16,182	19,475
Comprehensive income (loss) attributable to non-controlling interests	(167)	3,712
Comprehensive income attributable to parent company	$16,349	$15,763

Net income attributable to parent company’s common shareholders per share

Basic –	$0.50	$0.63

Diluted-	$0.50	$0.63
Weighted average number of common shares outstanding
Basic	32,121,019	28,043,019
Diluted	32,136,585	28,063,939

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Six Months Ended June 30,
Cash flows from operating activities:	2015	2014
Net income	$16,021	$21,897
Adjustments to reconcile net income from operations to net cash provided by operating activities
Depreciation and amortization	7,897	7,751
Increases (decreases) in allowance for doubtful accounts	(32)	121
Inventory write downs	1,307	1,922
Deferred income taxes	(849)	(413)
Equity in earnings of affiliated companies	(164)	(128)
Gain on disposal of fixed assets	1	(7,506)
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	840	6,695
Accounts and notes receivable	1,843	(25,139)
Advance payments and others	(449)	1,038
Inventories	(4,604)	(7,461)
Increase (decrease) in:
Accounts and notes payable	(2,951)	7,948
Customer deposits	(661)	57
Accrued payroll and related costs	(1,595)	(790)
Accrued expenses and other payables	1,268	191
Accrued pension costs	(140)	502
Taxes payable	(3,237)	1,007
Net cash provided by operating activities	14,495	7,692

Cash flows from investing activities:
Decrease (increase) in other receivables	(153)	636
Cash received from property, plant and equipment sales	570	6,777
Payments to acquire property, plant and equipment	(13,705)	(8,194)
Payments to acquire intangible assets	(825)	(5)
Purchase of short-term investments	(11,388)	(15,882)
Proceeds from maturities of short-term investments	14,672	12,597
Acquisition of Fujian Qiaolong, net of cash acquired	-	(2,976)
Investment under cost method	(1,636)	-
Net cash used in investing activities	(12,465)	(7,047)

Cash flows from financing activities:
Proceeds from government and bank loan	6,420	6,774
Repayments of government and bank loan	(5,048)	(3,251)
Dividends paid to the non-controlling interest holders	(814)	(1,985)
Dividends paid to the holders of the Company's common stock	(252)	-
Increase in amounts due to shareholders/directors	-	69
Net cash provided by financing activities	306	1,607
Effects of exchange rates on cash and cash equivalents	48	(474)
Net decrease in cash and cash equivalents	2,384	1,778
Cash and cash equivalents at beginning of period	68,505	53,979
Cash and cash equivalents at end of period	$70,889	$55,757

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Six Months Ended June 30,
	2015	2014
Cash paid for interest	$561	$603
Cash paid for income taxes	5,487	3,109

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	Six Months Ended June 30,
	2015	2014
Advance payments for acquiring property, plant and equipment	$6,732	$5,155
Dividends payable to non-controlling interest holders	318	8,127
Dividends payable to the Company's shareholders	-	5,048
Non-controlling interests arising as a result of acquisition of Fujian Qiaolong	-	2,793
Accounts receivable for selling property, plant and equipment	-	1,890
Accounts payable for acquiring property, plant and equipment	328	-

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